Sun Communities, Inc
Code of Conduct & Business Ethics

I.Code of Conduct
Sun Communities, Inc. (the “Company” or “Sun”) seeks to conduct its business in accordance with the highest standards of honest and ethical conduct and in compliance with applicable laws, rules and regulations. This Code of Business Conduct and Ethics (the “Code”) governs the business decisions made and actions taken by the Company’s team members, officers and directors and is an expression of the Company’s fundamental and core values, which include: (i) integrity and honesty in the Company’s and its team members’ dealings with customers, suppliers, co‐venturers, competitors, shareholders and the community; (ii) respect for individuality and personal experience and background; and (iii) support of the communities where the Company and its team members work. All references in the Code to “team members” includes all employees , officers and directors of the Company (including its subsidiaries), unless the context requires otherwise.

These core values and the other standards of conduct in this Code provide general guidance for resolving a variety of legal and ethical questions for team members. However, while the specific provisions of this Code attempt to describe certain foreseeable circumstances and to state the team member’s, officer’s and director’s obligations in such event, it is impossible to anticipate all possibilities. Therefore, in addition to compliance with the Code and applicable laws, rules and regulations, all Company team members are expected to observe the highest standards of business and personal ethics in the discharge of their assigned duties and responsibilities.

The integrity, reputation and profitability of the Company ultimately depend upon the individual actions of the Company’s team members. As a result, each such individual is personally responsible and accountable for compliance with this Code. This Code is in addition to any other Company policies and/or agreements and is not intended to reduce or limit other obligations that team members may have to the Company.

II.Compliance Procedure

a.Administration of the Code. The Nominating and Corporate Governance Committee (the “NCGC” or “Governance Committee”) of the Board of Directors of the Company (the “Board”), or such committee or person(s) responsible for administering the Code as the Board shall designate, shall be responsible for the administration of the Code. The Governance Committee or the Board shall establish such procedures as it shall deem necessary or desirable to discharge this responsibility, including delegating authority to officers and other team members and engaging advisors. Administration of the Code shall include periodically reviewing the Code and proposing any changes to the Code that are deemed necessary or appropriate.

b.Communication of the Code. A copy of the Code shall be supplied to all team members upon beginning service at the Company and updates will be provided upon any change to the Code. At the point of hire and on an annual basis team members are expected to acknowledge that they have read and understand the Code. Team members also undergo online training as part of their onboarding to ensure the expectations for ethical conduct are understood. A copy of the Code is available to all team members by requesting one from the Human Resources team or by accessing the corporate intranet. The Code is available to team members in the local languages of the regions in which the Company operates.

c.Monitoring Compliance and Disciplinary Action. The Company’s management, under the supervision of the Governance Committee, the Board, or in the case of accounting, internal accounting controls or auditing matters, the Audit Committee of the Board, shall take reasonable steps to: (i) monitor and audit compliance with the Code, including the establishment of monitoring and auditing systems that are reasonably designed to investigate and detect conduct in violation of the Code; (ii) establish reporting procedures; and (iii) impose and enforce appropriate disciplinary measures for violations of the Code. The disciplinary measures may include, but are not limited to, counseling, oral or written reprimands, warnings, probation or suspension with or without pay, demotions, reductions in salary, and termination of employment or service to the Company and/or restitution. The Company’s management shall periodically report to the Governance Committee or the Board on these compliance efforts including, without limitation, regular reporting of alleged violations of the Code and the actions taken with respect to such violations.

d.Reporting Violations and Concerns Under the Code.

1.How to Report a Possible Violation or Concern

•Stakeholders are obligated to report actions (or failures to act) that have occurred, are ongoing, or may be about to occur that violate or would violate the Code using any of the following methods:
EthicsPoint Reporting System
•By phoning (844) 492‐0905, available 24 hours per day, 365 days per year
•By completing an online report at https://secure.ethicspoint.com/
Chief Administrative Officer (“Compliance Officer”)
•In writing, by U.S. mail, addressed to the Compliance Officer at 27777 Franklin Road, Suite 300, Southfield, MI 48034;
•By emailing the Compliance Officer at complianceofficer@suncommunities.com; or
•By phoning the Compliance Officer at the Company’s main number at (248) 208‐2500.
Team members may report concerns related to harassment, discrimination or other team-related matters to the Human Resources team
•By phoning the HR Reporting Line at (844) 786‐2838
•In writing to the Human Resources Department, c/o Team Relations, Sun Communities, Inc., 27777 Franklin Road, Suite 300, Southfield, MI 48034.
Concerns related to accounting, internal accounting controls or auditing matters may be reported to:
•EthicsPoint (see contact details above)
•Chairperson of the Audit Committee of Sun Communities, Inc., c/formofindemnificationagree.htm

•Compliance Officer, Sun Communities, Inc., 27777 Franklin Road, Suite 300, Southfield, MI 48034.
Our wholly owned subsidiaries, Safe Harbor Marinas and Park Holidays UK, also provide reporting options for use by their team members. The contact information for these are available in the team member handbook provided to team members of these business units.

•Stakeholders must not use these reporting procedures in bad faith or in a false or frivolous manner.

2.Confidentiality; Retaliation

•When reporting conduct suspected of violating the Code, the Company prefers that the reporter identify themselves to assist with the Company’s ability to take appropriate steps to address the report, including conducting any appropriate investigation. If the reporter wishes to remain anonymous, they may do so. In any event, the Company will use reasonable efforts to protect the confidentiality of the reporting person subject to applicable law, rule or regulation or to any applicable legal proceedings. In the event the report is made anonymously, however, the Company may not have sufficient information to investigate or evaluate the allegations. Accordingly, persons who make reports anonymously should endeavor to provide as much detail as is reasonably necessary to permit the Company to look into, investigate and evaluate the matter(s) set forth in the anonymous report.

•Any person involved in any capacity in an investigation of a possible violation of the Code must not discuss or disclose any information relating to that investigation or the related complaint to anyone not involved in conducting the investigation unless otherwise required by applicable law, rule or regulation.

•The Company investigates all such reports as confidentially as possible and appropriate corrective action, including discipline and/or termination, when it determines that misconduct has occurred. Information about complaints is not disclosed except to the extent necessary to protect involved parties, investigate the complaint or incident, to take appropriate corrective action, or otherwise comply with applicable laws and regulations. The Company will conduct such investigations in a fair and timely manner.

•The Company expressly forbids any retaliation against any reporter for reporting suspected misconduct in good faith or for participating in any internal or governmental investigations into allegations of unlawful misconduct or violations of policy. Any person who participates in any retaliation or harassment is subject to disciplinary action, including termination.

e.Waivers and Amendments. No waiver of any provisions of the Code as applied to Designated Officers (defined below) or directors of the Company shall be effective unless first approved by the Governance Committee or the Board, and, if required, disclosed in accordance with applicable United States securities laws and the rules and regulations of the New York Stock Exchange. Any waivers of the Code for other team members may only be made by the Governance Committee. All amendments to the Code must be approved by the Board and must be disclosed in accordance with applicable United States securities laws and the rules and regulations of the New York Stock Exchange. For purposes of this paragraph, “Designated Officers” means the Company’s principal executive officer, principal financial officer, principal accounting officer or controller and any other officer who is an “executive officer” as defined in the rules and regulations of the Securities and Exchange Commission and the New York Stock Exchange.

III.Standards of Conduct

a.Compliance with Sarbanes Oxley. As a publicly traded company, the Company is subject to compliance with the Sarbanes Oxley Act of 2002 (“SOX”). SOX is designed to ensure sufficient corporate internal control practices, resulting in improved external financial reporting. Sun has traditionally maintained high levels of internal control and through team member efforts will continue this tradition.

As part of daily, weekly and monthly work responsibilities, Sun’s team members ensure ongoing compliance with SOX through activities, such as performing account reconciliations or obtaining supervisory approvals for transactions. Some of these responsibilities may also be written in individual team member’s job descriptions.

Active team member participation and communication is critical to Sun’s success in maintaining a high level of effective internal controls. Senior management believes it is important that all team members are made aware of the existence of SOX and their part in keeping the Company SOX compliant. By making a commitment to report inappropriate business practices, each team member ensures a more positive work environment.

b.Conflicts of Interest. The Company recognizes and respects the right of its team members, officers, and directors to engage in outside activities which they may deem proper and desirable, provided that the foregoing persons fulfill their obligations to act in the best interests of the Company and to avoid situations that present a potential or actual conflict between their interests and the Company’s interests.

A “conflict of interest” occurs when a person’s private interest interferes, or appears to interfere, in any way with the interests of the Company as a whole. Conflicts of interest may arise in many situations. They can arise when a team member takes an action or has an outside interest, responsibility or obligation that may make it difficult for him or her to perform the responsibilities of his or her position objectively and/or effectively in the best interests of the Company. They may also occur when a team member or a member of his or her family receives some improper personal benefit as a result of his or her position in the Company. While it is impossible to define all situations that could constitute a conflict of interest, the following examples would apply:

1.Acceptance of full‐time, part‐time, or temporary employment with any organization or person that does business with or competes with the Company;
2.Having a financial interest in a firm that competes with or provides goods or services to the Company;

3.Acceptance of gifts from any organization or person that does business with or seeks to do business with the Company;
4.Divulging any information to any competitor of the Company;
5.Making a loan to or borrowing from any of the foregoing persons; and/or
6.Entering a transaction with the Company involving more than $120,000 in which a related party to the Company had or will have a direct or indirect material interest without obtaining prior review by and approval from the NCGC.

In many cases, a potential conflict of interest or improper transaction may be avoided by making a full disclosure of the facts prior to any transaction, thereby permitting the Company to make an informed, independent decision regarding the transaction. Such disclosure should be made to the Compliance Officer for review and potential submission to the NCGC for its review. The Company reserves the right to condition the approval of any specific transaction on such terms and conditions as the Company in its sole discretion may require including, but not limited to, specific financial reporting and audit requirements.

c.Relationships with Company Vendors: To assist in determining what constitutes a “conflict of interest”, the Company believes that engaging third parties who routinely do business with the Company for the team members’ personal purposes can create actual or perceived conflicts of interests. These situations may lead to blurring the distinction of personal and professional dealings and deviate from the “arm’s length” interactions that best serve the Company’s interests. In addition, mixing personal activities and Company business may make it difficult for the team members to maintain objectivity in their work.

The following procedure require a team member to obtain the Company's prior written approval:

•A team member must not, without prior written approval, engage, hire, retain, or solicit any vendor, contractor, or third party who routinely provides goods or services to the Company for their personal use, if the price of the goods or services is typically negotiable. This approval must be obtained from the team member's Senior Vice President, or, for those working in the Main Office, from the Compliance Officer. If the team member in question is the Compliance Officer, written approval must be obtained from the Company's President. This consent requirement applies universally, regardless of the value of the goods or services involved.

•All requests for approval must describe in detail the entire scope of the relationship and the goods or services being rendered so that the person required to approve the arrangement can be certain that the pricing and other terms on which such goods or services will be provided are "arm's‐length."

•The only exception to the aforementioned requirement for prior written consent is if there is an emergency situation (e.g., a water leak, natural disaster, etc.) which makes obtaining prior written approval impracticable under the circumstances. In such event, the team member must provide the required information and seek ratification of the transaction or engagement as soon as possible.

•Following completion of any approved use of a Company vendor, the team member must promptly provide evidence of payment for all related goods or services to the person who granted the approval. The person who granted the approval must then promptly forward all records and evidence of approval and payment to the Compliance Officer.

d.Business Gifts: The Company believes that accepting a business gift could also create the appearance of an actual or potential conflict of interest. As a result, the Company has adopted "Acceptance of Gratuities, Gifts, & Vendor Sponsorships" to set forth the Company's policy with respect to these gifts. A copy of these guidelines is available under the Business Ethics section of the team member handbook.

If there are any questions as to whether or not a specific act or situation represents, or appears to represent, a conflict of interest, a team member should consult the Compliance Officer. Any transaction or relationship that reasonably could be expected to give rise to a conflict of interest should be reported promptly to the Compliance Officer, who shall notify the Board or the Governance Committee as deemed appropriate.
e.Other Related Party Transactions:
In addition to the foregoing, (i) in the case of directors and officers, without the approval of a majority of the disinterested directors on the Board (i.e., directors that do not have a personal financial interest in the transaction that is adverse to that of the Company or its stockholders), or (ii) in the case of other team members, without the approval of appropriate supervisors (i.e., Division Vice Presidents, Department Vice Presidents, or Department Senior Vice Presidents), the Company may not: (A) acquire from any team member, or any entity in which a team member has an economic interest of more than 5% or a controlling interest, or acquire from or sell to any affiliate of any of the foregoing, any Company assets or other property; (B) make any loan to or borrow from any of the foregoing persons (other than in the ordinary course of business); (C) enter into any transaction involving more than $120,000 in which a related party had or will have a direct or indirect material interest, unless such transaction is given prior approval by the Nominating and Corporate Governance Committee of the Company; or (D) engage in any other transaction with any of the foregoing persons.

A clear distinction should always be drawn between a team member’s private investments and those undertaken by the Company on its own behalf or on behalf of its customers. You must not make personal investments prompted by knowledge of inside information and must not represent the Company in any business dealing where a financial connection could compromise your loyalty to the Company.
If there are any questions as to whether a specific act or situation represents, or appears to represent, a conflict of interest, a team member should consult the Compliance Officer. Any transaction or relationship that reasonably could be expected to give rise to a conflict of interest should be reported promptly to the Compliance Officer, who shall notify the Board or the Governance Committee as deemed appropriate.

No executive officer or director of the Company (or any family member or affiliate of such executive officer or director) may enter into any transaction or arrangement with the Company that reasonably could be expected to give rise to a conflict of interest without the prior approval of the Governance Committee.

f.Political Contributions & Payments to Officials: The Company does not make any contribution or expenditure in connection with political campaigns. Team members are prohibited from using corporate funds in connection with any federal, state, or local primary or election.

g.Compliance with Laws, Rules and Regulations: The Company is committed to conducting its business with honesty and integrity and in compliance with all applicable laws, rules and regulations. No team member shall engage in any unlawful or unethical activity or instruct others to do so. Team members are required to comply with insider trading laws which make it unlawful for any person who has material non‐public information about the Company to trade the stock or other securities of the company or to disclose such information to others who may trade, as well as the Company's insider trading policy. As a team member conducts the Company’s business, they may encounter a variety of legal issues. If team members have questions on specific laws, rules or regulations they should contact the Compliance Officer who will determine whether to notify the Company’s outside legal counsel.

h.Protection and Proper Use of Company Assets; Corporate Opportunities Team members are required to protect the Company’s assets entrusted to them and to protect the Company’s assets in general. Team members shall also take steps to ensure that Company assets are used only for legitimate business purposes consistent with the Company’s guidelines. Loss, carelessness, misuse and waste of Company assets have a direct impact on the Company’s profitability. Each team member is further prohibited from: (i) diverting to oneself or to others any opportunities that are discovered through the use of Company property or information or their position, (ii) using Company property or information or their position for personal gain, or (iii) competing with the Company (as discussed more fully above under “Conflicts of Interest”). Team members owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.
Any questions concerning the protection and proper use of Company assets or regarding corporate opportunity matters should be directed to the appropriate supervisor or the Compliance Officer.

i.Confidentiality: Confidential information generated and gathered in the Company’s business plays a vital role in the Company’s business, prospects and ability to compete. “Confidential information” includes all nonpublic information that might be of use to competitors or harmful to the Company or its customers if disclosed, including, without limitation, trade secrets as protected by law; financial information, reports, and forecasts; business affairs, operating procedures and policies; terms of our leases, our developments and our acquisitions and dispositions of properties; inventions and other intellectual property; software, technical and computer data; know‐how; designs, processes or formulae; pricing, marketing, business plans and methods; market information; customer or tenant lists; personnel and team member information; security procedures and protocols relating to the Company's physical property or information technology; information for which the Company has a legal duty or has otherwise agreed contractually not to disclose (such as information about tenants, other companies or properties); and business plans, prospects and opportunities (such as possible tenants or developments or acquisitions or dispositions of businesses or properties) which have been discussed or considered by the management of the Company. Team members are required not to disclose or distribute such confidential information, except when disclosure is authorized by the Company or required by law or other regulations, and shall use such information solely for legitimate Company purposes. Upon leaving the Company, team members must return all copies of confidential information in their possession.

Copies of the Company’s Insider Trading Statement and Disclosure Policy and other important Company policies and information are available on the Company’s Website and via the Company’s intranet, including but not limited to within its online “Knowledge Base.” If a team member has any questions concerning whether information in their possession is confidential, or whether disclosure or other use of information is permissible, they should consult the Compliance Officer.

j.Fair Dealing: Team members should endeavor to act fairly, honestly, ethically and in accordance with applicable laws in all business dealings on behalf of the Company, including in all dealings with the Company’s customers, suppliers, competitors and team members. No team member should take unfair advantage of another person through manipulation, concealment, abuse of privileged or confidential information, misrepresentation of material facts, or any other unfair dealing practice. Whenever the ethical or legal requirements of a situation are unclear, team members should contact their supervisor or the Compliance Officer.

k.Quality of Public Disclosures: The Company is committed to providing its shareholders with complete and accurate information, in all material respects, about the Company’s financial condition and results of operations in accordance with the securities laws of the United States and, if applicable, other foreign jurisdictions. The Company strives to ensure that the reports and documents it files with or submits to the Securities and Exchange Commission, and other public communications made by the Company, include full, fair, accurate, timely, and understandable information.

Revised February 13, 2025